Exhibit 28(j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 52 to the Registration Statement (Form N-1A, No. 33-41913) of Gabelli Equity Series Funds, Inc., and to the incorporation by reference therein of our reports dated November 27, 2018 on The Gabelli Equity Income Fund, The Gabelli Small Cap Growth Fund and The Gabelli Focus Five Fund, included in the 2018 annual reports to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 28, 2019